UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): November 23, 2015

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936 (Commission File Number)	13-3637458 (IRS Employer Identification No.)

Level 11,Vegetable Building, Industrial Park of the East City
Shouguang City, Shandong, 262700, P.R. China

(Address of principal executive offices and zip code)

+86 (536) 567-0008

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2015, Gulf Resources, Inc. (the “Company”) wholly owned subsidiary Shouguang City Haoyuan Chemical Company Limited (“SCHC”) entered into a Project Investment Agreement (the “Agreement”) with the People’s Government of Daying County in Sichuan Province for the exploration and development of natural gas and brine resources (including bromine and crude salt). Under the terms of the Agreement, SCHC will invest up to RMB 1.1 billion (approximately $172 million) for deep processing of brine well resources and the comprehensive utilization of associated natural gas under brine well. This money will be spent for drilling, extraction, and production of natural gas, storage depots, pumping stations, trucks and other transportation equipment, roads, workers’ housing, and other related expenditures. The government of Daying County will appoint one county level leader and one project secretary department to work with SCHC to obtain exploration and mining licenses, support SCHC’s technology improvement and capacity expansion, provide SCHC with appropriate incentives, assist SCHC with obtaining project approval, environment impact and safety assessments, provide SCHC with access to water and electricity at standard rates, and assist SCHC in obtaining permits from provincial and national authorities and the project funds at all levels of the governments including the national, provincial and municipal levels. The investment on the part of SCHC is a commitment, as opposed to a requirement. Actual expenditures will depend on the results of drilling on a step-by-step basis, as well as further approvals from provincial and national government authorities.

A copy of the Agreement is attached as Exhibit 1.01 to this Current Report and is incorporated herein by reference. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

 (d) Exhibits.

Exhibit Number	Description

1.01	Project Investment Agreement, dated November 23, 2015
99.1	Press Release, dated November 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name:	Xiaobin Liu
Title:	Chief Executive Officer

Dated: November 30, 2015